
Yoshitomo Nara (b. 1959)
Initial Offering Price
$1,554,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
15.5%
Similar Sales
Record Price
Repeat Sales
$1.5m
$1.0m
$0.5m
$0.0m
02
05
08
11
14
17
20
23
From 2002-2023, 95% of Nara's repeat sales achieved a higher price in the second sale, signaling steady growth in the market.
INVESTMENT THESIS
Sharpe Ratio (2003-2023)
watch video
Yoshitomo Nara
▲1.55
All Art
0.42
S&P 500
0.60
1% Progress
MEMBERS ONLY

Yoshitomo Nara

(b. 1959)

Why we like this offering

1. The Artwork is part of a series of single, figurative paintings that Yoshitomo Nara created on concave circular plastic supports reinforced with fibers. The curved dish on which Nara paints accentuates the rotund, unnatural proportions of his subjects.
2. Auction records for artworks similar in style, period, and size are led by *Untitled* (2007), which sold for $1,748,483 at Christie's in November 2022, and *Shallow Puddles Part 2* (2006), which sold for $1,201,713 at Phillips & Poly in June 2021.
3. Repeat sales of works similar to the Artwork have performed well at auction historically. *KAMEHAME - HA* (2004), which has sold previously at auction on three separate occasions, realized an annualized price growth rate of 22.2% based on historical auction sales.
4. From December 1989 to June 2023, Nara has the 2nd highest Sharpe Ratio of any artist we own at 1.55. This is nearly triple that of the S&P 500.
5. Between June 2022 and July 2023 Nara's turnover totaled over $97M, placing him 2nd among all contemporary artists, only behind Jean-Michel Basquiat.
6. The background of the paintings from Yoshitomo Nara's dish-shaped series are layered with strips of canvas fabric that resemble medical bandages, a common trope in Nara's oeuvre.
7. The Artwork is a dish-shaped, full-body portrait of a girl painted in Yoshitomo Nara's iconic wide-eyed, cartoonish style. As is signature of his portraits, the figure floats against the cream-colored bandaged background.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$70,561,450	135	$21,590,000

Turnover by Year


85.7M
64.3M
42.8M
21.4M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
167
125.25
83.5
41.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$1,554,000**
Offering Circular	sec.gov/edgar

Painting







About Yoshitomo Nara

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today. Nuanced depictions of children, in a myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii (or "creepy-cute") aesthetic.

INVEST NOW

YOSHITOMO

NARA

b. 1959, JAPAN



Acrylic on cotton mounted on fiberglass | 37 × 37 in. (94 × 94 cm.)

Yoshitomo Nara (b. 1959, Hiroski, Japan) is one of the most beloved and recognizable Japanese artists working today.

$1,554,000

INITIAL OFFERING

15.5% HISTORICAL APPRECIATION OF SIMILAR WORKS (LAST 5 YEARS)[1,2]	▲1.55 SHARPE RATIO[3]
36.5% ANNUAL GROWTH OF RECORD PRICE[4]	20.0% MEDIAN REPEAT SALE PAIR APPRECIATION[1]

The Artwork is part of a series of single, figurative paintings that Yoshitomo Nara created on concave circular plastic supports reinforced with fibers. The curved dish on which Nara paints accentuates the rotund, unnatural proportions of his subjects. The background of the paintings from Yoshitomo Nara's dish-shaped series are layered with strips of canvas fabric that resemble medical bandages, a common trope in Nara's oeuvre.

The Artwork is a dish-shaped, full-body portrait of a girl painted in Yoshitomo Nara's iconic wide-eyed, cartoonish style. The wide-eyed, open-mouthed little girl with cropped brown hair and a red t-shirt dress extends both her arms to reveal a single sprout in each hand. As is signature of his portraits, the figure floats against the cream-colored bandaged background. Auction records for artworks similar in style, period, and size are led by Untitled (2007), which sold for $1,748,483 (HKD 13,650,000) at Christie's Hong Kong on November 30, 2022, followed by Shallow Puddles Part 2 (2006), which sold for $1,201,713 (HKD 9,325,000) at Phillips & Poly Hong Kong on June 8, 2021, and KAMEHAME - HA (2004), which sold for $1,126,676 (HKD 8,820,000) at Christie's Hong Kong on May 29, 2023. Repeat sales of works similar to the Artwork have performed well at auction historically. KAMEHAME - HA (2004), which has sold previously at auction on three separate occasions, realized an annualized price growth rate of 22.2% based on historical auction sales.

Yoshitomo Nara is represented by Pace and Blum & Poe. In 2017, the Toyota Municipal Museum of Art in Japan organized a retrospective for Nara, and in 2021, the Los Angeles County Museum of Art held another retrospective for the artist. His artwork has been exhibited at the Museum of Modern Art in New York, the Museum of Contemporary Art in Chicago, the Hirshhorn Museum and Sculpture Garden in Washington, DC, the Museum of Contemporary Art Australia in Sydney, the Toyota Municipal Museum of Art, the Asia Society Hong Kong Center, and the Dallas Contemporary, among many other prestigious institutions. Nara's works are also permanently held in numerous public collections around the world, including the British Museum in London, the Art Institute of Chicago, Centre National des Arts Plastiques in Paris, the Hara Museum of Contemporary Art in Tokyo, the Leeum, Samsung Museum of Art in Seoul, the Long Museum in Shanghai, the Museum of Contemporary Art in Los Angeles, the Museum of Fine Arts in Boston, the Museum of Modern Art in New York, the Rubell Family Collection in New York and Miami, and the San Francisco Museum of Modern Art, among many others. Auction records for paintings by Nara are led by Knife Behind Back (2000), which sold for $24,949,674 (HKD 195,696,000) at Sotheby's Hong Kong on October 6, 2019, Missing in Action (2000), which sold for $15,944,441 (HKD 123,725,000) at Phillips and Poly Hong Kong on June 8, 2021, and Nice to See You Again (1996), which sold for $15,430,800 at Sotheby's New York on November 18, 2021.

AUCTION RECORDS FOR PAINTINGS BY NARA ARE LED BY KNIFE BEHIND BACK (2000), WHICH SOLD FOR $24,949,674 (HKD 195,696,000) AT SOTHEBY'S HONG KONG ON OCTOBER 6, 2019, MISSING IN ACTION (2000), WHICH SOLD FOR $15,944,441 (HKD 123,725,000) AT PHILLIPS AND POLY HONG KONG ON JUNE 8, 2021, AND NICE TO SEE YOU AGAIN (1996), WHICH SOLD FOR $15,430,800 AT SOTHEBY'S NEW YORK ON NOVEMBER 18, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[4,5]


$1.8M
$1.3M
$0.9M
$0.4M
2004
2005
2007
2008
2010
2011
2013
2014
2016
2017
2018
2020
2021
2023

Yoshitomo Nara (b. December 5, 1959, Aomori, Japan) is a Japanese painter, sculptor, and printmaker internationally recognized as a leading figure in the Superflat movement. In 1987, Nara received his Master of Fine Arts from Aichi University of the Arts in Aichi Prefecture, Japan, and in 1988, he continued his art education at Kunstakademie in Düsseldorf, Germany, until 1993. The artist developed his signature wide-eyed, childlike portrait painting style, which synthesizes his Japanese and Western pop culture influences of manga, anime, music, cartoons, and childhood memories. His unique approach to figuration stems from an introspective goal of self-representation in his art. After his studies, Nara moved to Cologne for the remainder of the decade and exhibited his work across Europe, the United States, and Asia. In 2000, he returned to Japan and held his seminal solo exhibition, DON'T MIND, IF YOU FORGET ME, at the Yokohama Museum of Art, which demonstrated the artist's multidisciplinary practice. Nara's collaboration with the design collective graf on the exhibition's installation led to numerous other collaborations, such as the site-specific installation of a house made from scrap materials, Yoshitomo Nara + graf: Torre de Málaga (2007), at the Centro de Arte Contemporáneo de Málaga in Spain. After the Great East Japan Earthquake and Tsunami of 2011, Nara's attention turned inward to meditate on themes of temporality, impermanence, and isolation. The resulting portraits feature softer, subdued palettes and mysterious, introspective expressions. Nara continues to live and work in Japan.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yoshitomo Nara with the following criteria: Works on fiberglass/fiber reinforced plastic, executed post 2000 measuring under 60 inches, excluding works with text. The set includes a past sale of the subject work. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 15.5% CAGR implied from selected sales occurring from November 11, 2004, to May 29, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yoshitomo Nara has a risk-adjusted appreciation of 1.55. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Yoshitomo Nara have a record price compound annual growth rate ("CAGR") of 36.5% from May 15, 2002 to June 30, 2023. This calculation is based on (i) a record price of $30,000 on May 15, 2002, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,673,640, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yoshitomo Nara is 20.0%, which is based on 58 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yoshitomo Nara was September 23, 2003 and ending on the last date a repeat sale occurred for such artist, which in the case of Yoshitomo Nara was May 29, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec's edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see "Important Disclosures".

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.